EXHIBIT 99.1

Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) Announces New Director Appointment and Officer Resignation

VANCOUVER, BRITISH COLUMBIA – (Marketwired – August 7, 2017) – Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) (the “Company”) today announced that Roman Doroniuk has been appointed to the Board of Directors of the Company (the “Board”). Mr. Doroniuk has extensive experience and expertise in bankruptcy and restructuring related matters. The Company also announced the resignation of Bernard McDonell from the Board.

In addition, the Company today announced the resignation of Michael J. Wall, formerly Executive Vice President, General Counsel and Corporate Secretary, who has been acting in the capacity of President since the completion of the sale of substantially all of the assets of the Company and its North American subsidiaries. Mr. Wall has left the Company to join the firm of Foley & Lardner LLP as counsel in the firm’s Sports Industry Team. Mr. Wall will provide certain consulting services to the Company in relation to the ongoing restructuring process on an as needed basis moving forward.

Additional Information

Information about the Company and its restructuring process is available at https://cases.primeclerk.com/PSG and www.ey.com/ca/psg. Further information will be provided within the context of the Canadian and U.S. court proceedings.

Contact Information

Michael J. Wall
Tel 1-855-631-5352